Exhibit 99.1

Contacts:
Marshall Ames	Shelly Rubin
Investor Relations	Chief Financial Officer
Lennar Corporation	LNR Property Corporation
(305) 485-2092	(305) 695-5440

FOR IMMEDIATE RELEASE

NEWHALL LAND ACQUISITION COMPLETED

      MIAMI, January 27, 2004 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, and LNR Property Corporation (NYSE: LNR), one of the nation’s leading real estate investment, finance and management companies, announced today that a company jointly owned by Lennar and LNR has completed the acquisition of The Newhall Land and Farming Company. The total purchase consideration, after giving effect to payment with regard to employee options, was approximately $1 billion.

      Jeffrey Krasnoff, President and Chief Executive Officer of LNR Property Corporation, and Robert Strudler, Chief Operating Officer of Lennar Corporation, jointly stated, “On behalf of the venture, we would like to extend a warm welcome to Newhall Land’s associates. Newhall Land is an excellent franchise and a wonderful complement to the operations of the venture partners.”

      In connection with the transaction, the venture, and another company jointly owned by Lennar and LNR, arranged $600 million of financing, of which $400 million was used in connection with the acquisition of Newhall Land, and the remainder will be available to finance operations of Newhall Land and other property ownership and development companies that are jointly owned by Lennar and LNR.

      Simultaneous with the acquisition, the venture sold income-producing properties to LNR for approximately $217 million and Lennar agreed to purchase 687 homesites, and obtained options to purchase 623 homesites, from the venture.

(more)

      Newhall Land is a premier community planner in north Los Angeles County. Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings. They are located on Newhall Land’s 34,000 acres, 30 miles north of downtown Los Angeles.

      Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of Lennar’s homes and others.

      LNR Property Corporation is a market leader in real estate finance, management, and development, with proven expertise in adding value to commercial real estate assets, including real estate properties, loans collateralized by real estate properties and securities backed by loans on real estate properties.

      Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Factors which may affect the companies include, but are not limited to, changes in general economic conditions, the market for real estate generally and in areas where the companies have developments, the availability and cost of land suitable for development, the cyclical nature of the real estate business, agreement with buyers on definitive terms, or failure to close transactions, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the companies’ operations. See the respective companies’ Annual Reports on Form 10-K for their most recent year-ends for a further discussion of these and other risks and uncertainties applicable to the companies’ businesses.

# # #